Inuvo Cyber Monday Revenue Increases Nearly 70% Year-Over-Year

LITTLE ROCK, AR, November 29, 2017 – Inuvo, Inc. (NYSE MKT: INUV), an advertising technology company, today announced that unaudited revenue generated during Cyber Monday, November 27th, was approximately $470,000, an increase of nearly 70% over Cyber Monday last year. Additionally, daily revenue recorded during the four-day period from “Black Friday”, November 24th through Cyber Monday were the highest four days of revenue in company history. Cyber Monday is the first Monday following Thanksgiving, and marks the unofficial beginning of the holiday shopping season. The period of Black Friday through Cyber Monday is typically among the highest grossing revenue days in the year.

Mr. Richard Howe, Chief Executive Officer of Inuvo, commented, “Our fourth quarter is usually our strongest quarter and this year appears to be no different. We are seeing strong demand across the board from advertisers. Advertising associated with our AI technology, the IntentKey, has been an important factor in our growth this year.”

About Inuvo, Inc.
Inuvo®, Inc. (NYSE MKT: INUV) is an advertising technology business. The Inuvo MarketPlace is a set of technologies designed to connect advertisers (demand) with consumer audiences through publishers (supply) across device types. Inuvo can serve ads within content, video and images. To learn more about Inuvo, please visit www.inuvo.com or download our app for Apple iPhone or for Android.

Inuvo does not typically release revenue for individual days, however, in light of the increased interest in the market surrounding consumer activity on Cyber Monday, Inuvo believes that providing unaudited revenue is in the best interests of its stockholders. Inuvo does not intend to make this a practice in the future.

Forward-looking Statements
This press release contains certain forward-looking statements that are based upon current expectations and involve certain risks and uncertainties within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Words or expressions such as "anticipate," "plan," "will," "intend," "believe" or "expect'" or variations of such words and similar expressions are intended to identify such forward-looking statements.

These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and other factors, some of which are beyond our control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements, including, without limitation, statements made with respect to expectations with respect to our lack of profitable operating history, changes in our business, potential need for additional capital, fluctuations in demand; changes to economic growth in the U.S. economy; and government policies and regulations, including, but not limited to those affecting the Internet, all as set forth in our Annual Report on Form 10-K for the year ended December 31, 2016 and our most recent Form 10-Q. All forward-looking statements involve significant risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, many of which are generally outside the control of Inuvo and are difficult to predict. Inuvo undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

Inuvo, Inc.
Wally Ruiz, Chief Financial Officer
501-205-8397
wallace.ruiz@inuvo.com
or
Investor Relations
KCSA Strategic Communications
Valter Pinto, Senior Vice President
212-896-1254
valter@kcsa.com